Expense Sharing Agreement

This EXPENSE SHARING AGREEMENT (this “Agreement”) is made between MidCountry Financial Corp. (“MCFC”) and its subsidiaries MidCountry Bank and its subsidiaries (collectively, the “Bank”), Pioneer Financial Services, Inc. and its subsidiaries (collectively, “PFS”) and Heights Finance Holding Co. and its subsidiaries (collectively, “Heights”) and the other affiliated entities which are signatories hereto (Bank, PFS, Heights and such other entities collectively, the “Subsidiaries”) is made effective as of June 21, 2013 (the “Effective Date”). MCFC and the Subsidiaries are referred to collectively as the “Parties” and individually as a “Party.”

1.    OBJECTIVES

The purpose of this Agreement is to document the agreement among MCFC and the Subsidiaries regarding the sharing of expenses among the Parties and the reimbursement to be paid to MCFC by its subsidiaries to compensate MCFC for time spent by its officers and team members in providing services to the Subsidiaries as well as services provided by the Subsidiaries to each other.

2.    EXPENSE SHARING METHODOLOGY

MCFC provides support services to the Subsidiaries and the Subsidiaries provide services to MCFC and to each other. Three reimbursement methods are used for expenses, including:

(a)    Direct Expenses. Direct expenses incurred by MCFC or any of the Subsidiaries will be borne by the Party or Parties that incurred the expense and/or benefited from goods and/or services attributable to such expense. Direct expenses are expenses that can be specifically identified to a Party, yet are paid centrally, usually at the MCFC level. Direct expenses will be charged to the appropriate Party at the time the expense is paid or incurred. For example, external audit expenses, payroll expenses, and other similar directly charged expenses are considered direct expenses. These expenses are generally paid through the monthly intercompany transaction process for reimbursement/expense.

(b)    Direct Cost Allocations. Direct cost allocations are expenses that are incurred for the benefit of MCFC or the Subsidiaries that are not direct expenses. They are considered cost reimbursements and will be based on the estimated use of services using a reliable indicator of such cost (e.g., hours spent based on historical information, number of tax returns prepared, headcount, space utilized, etc.). Since exact costs may not be able to be determined at the time of the reimbursement or at the time budgets are prepared, costs will be allocated based on the most accurate information available with an emphasis on fairness and accuracy, and based on what reasonable third parties would agree is a reasonable cost allocation of mutually borne costs. For example, internal audit expenses, which would be charged to the Subsidiaries based on hours of time incurred on that Party's behalf, are considered direct cost allocations.

(c)     Indirect Cost Allocations. The indirect cost allocation represents a reimbursement of the expenses incurred for the benefit of all the Parties and are not specifically identifiable with an allocation methodology. For example, corporate legal expenses and executive expenses are considered indirect cost allocation items. The indirect cost allocations will be allocated to the Subsidiaries based on relative investment at the time of each true up calculation.

(d)    Non-reimbursable Expenses. Certain expenses incurred by MCFC will not result in reimbursement or allocation to subsidiaries. Non-reimbursable expenses include, but are not limited to:

(i)    Interest expense;

(ii)    Dividends declared or paid;
(iii)    Aircraft costs;
(iv)    Costs associated with capital offerings;
(v)    Costs related to items that reimbursement is not permitted or discouraged under applicable regulations; and
(vi)    Other costs that can be segregated from subsidiary activity or cannot be logically allocated to subsidiary activity, or are related to those activities discussed immediately above.

(e)    True-up of Estimated Expenses. To the extent appropriate and reasonable, and to the extent reimbursements are made based upon estimates or other allocation methodologies that would lend themselves to update for improved accuracy, and based on additional information obtained after the allocation is made, there will be a periodic true-up of the expenses. This true-up will occur on a quarterly basis. Each month, MCFC will request reimbursement for certain expenses incurred based on budgeted amounts. The quarterly true-up will take place mid-quarter, based on the previous three months actual results. For example, MCFC would settle in March based on December, January and February actuals. Thus, in any one quarter there would only be one month of estimated reimbursement reported based on budgeted amounts. This calculation can result in either a reduction or increase in the scheduled reimbursement amount.

(f)    Limits on Fees, Allocations and Direct Expenses. None of the Parties will allocate, pay or reimburse fees or expenses, or accept payment thereof, in amounts which exceed the maximum amounts, if any, permitted to be allocated, reimbursed or paid by such Party’s lending agreements with its senior or secured lender (a “Senior Lending Agreement”).

3.    MCFC SERVICES

(a)    Services. The services provided by MCFC and reimbursed by direct cost allocation will not be in excess of the expense charged by a third party to provide similar services. In order to ensure the expense for these services does not exceed the expense of a third party, MCFC will monitor compensation and overhead costs for the individuals providing such services compared to the current job market through compensation surveys, as well as utilizing third party cost comparisons for non-compensation related expenses. When appropriate, MCFC and/or the Subsidiaries will solicit third party bids to support the expense reimbursements and the market comparability. Finally, as part of the annual budgeting process the Parties will review the cost structures and allocation methodologies to ensure that the Bank is not treated less favorably than the non-Bank affiliates, and the expense reimbursements of the Bank are not in excess of the market value for similar services. This can include the use of third parties as well as internal valuation analysis.

Services provided by MCFC will include but are not limited to:

(i)    Strategic planning guidance and execution;
(ii)    Oversight over the loan and lease portfolios to include operational credit risk management, loan underwriting review, loan approval in certain circumstances and portfolio management;
(iii)    Loan review services;
(iv)    Internal audit services;
(v)    Risk management services;
(vi)    SOX compliance services;
(vii)    Regulatory compliance support, monitoring and training;
(viii)    Tax department services;
(ix)    Information technology services;
(x)    Legal services;
(xi)    Mergers and acquisition support services;

(xii)    Oversight of administrative and operational responsibilities and organization that benefit from a centralized approach for the Parties, including Information Technology and Human Resources; and
(xiii)    Financial management oversight to include investment and pricing strategies, financial reporting, coordination of external audit activities, accounting research and other accounting activities.

(b)    Responsibility Centers. MCFC is organized into responsibility centers (“RCs”) to facilitate the tracking and the allocation of expenses among the Subsidiaries. MCFC assesses a scheduled monthly reimbursement that includes compensation costs for the identified team members and certain other non-interest expenses. These costs and expenses will generally be described as directly allocated costs. The RCs subject to direct cost allocation include:

(i)    Human Resources. Human Resources administers the payroll system, health insurance plans, performance appraisal system, incentive compensation plan, long-term incentive plan, team member relations, and training programs for the Parties. The allocation methodology used for their reimbursement is headcount. Human Resources expenses are generally directly related to the number of team members, thus this allocation method is deemed the most accurate and supportable.

(ii)    Information Technology (IT). IT provides oversight of the Parties’ technology plans. This includes strategic planning, system standardization and information security, as well as management of the Subsidiaries’ IT managers. The expense reimbursement methodology is based on estimated costs incurred by the applicable Party.

(iii)    Corporate Finance. Corporate Finance provides oversight of the budgeting and forecasting processes, investment portfolio management assistance, valuation analysis (including goodwill impairment), stock valuations, acquisition research, financial modeling and assistance with valuing transactions. The expense reimbursement methodology is based on estimated time spent and costs incurred by the applicable Party.

(iv)    Corporate Tax. Corporate Tax provides tax planning, research and tax accounting assistance for the Parties, as well as coordinates the preparation of the federal and state income tax returns, prepares estimated tax payments, and calculates the entity-wide and subsidiary level tax provisions. The allocation methodology utilized for the expense reimbursement is based on the percentage of time spent on preparing the applicable Party’s income tax returns.

(v)    Corporate Accounting. Corporate Accounting assists in accounting research, including regulatory and financial reporting, coordinates the external audits, prepares the financials for the board of directors, coordinates consistent accounting treatment among the Parties, and assists with accounting for transactions. The expense reimbursement methodology is based on estimated time spent and costs incurred by applicable Party.

(vi)    Risk Management. Risk management coordinates Loan Review, and Compliance for each Party. They also coordinate risk assessments and oversee SOX compliance and related internal control assessments and best practice improvements. The expense reimbursement method is based on number of hours incurred by the applicable Party.

(vii)    Internal Audit. Internal audit provides internal audit services for the Parties. The expense reimbursement method is based on number of hours incurred by the applicable Party.

(viii)    Loan Review. Loan review provides loan and lease review services for the Parties. The expense reimbursement method is based on number of hours incurred by the applicable Party.

(ix)    Compliance. Compliance provides regulatory compliance services for the Parties. The expense reimbursement method is based on number of hours incurred by the applicable Party.

(c)    Indirect Cost Allocations. The indirect cost allocation described in Section 2(c) above is calculated based on MCFC's relative investment, at the time the calculation is performed, in the Subsidiaries and includes a part of the expenses allocated to MCFC through the direct cost allocations as well as the Executive and Legal RC level expenses. The services provided include strategic planning, legal services and oversight of general corporate matters, as well as management and oversight of the services provided and reimbursed through the direct cost allocations. For the detailed calculations of the indirect cost allocation, see Schedule A attached hereto, which provides the direct cost allocations and the indirect cost allocation utilized for budget purposes. No Party to this Agreement shall pay or receive any indirect cost allocation in an amount which would violate, or exceed the maximum amount permitted to be paid under, the terms of such Party’s Senior Lending Agreement.

4.    SUBSIDIARY SERVICES

Subsidiaries provide services to MCFC as well as to the other Subsidiaries. These services may include rental of office space, IT support and servicing of loans and leases, as well as other services that are in their normal and customary course of business. The reimbursement methodology for the expenses is generally as follows:

(a)    Rent. Rent is based on physical space used (or requested) by department in each Subsidiary facility. Common areas are allocated and added in to arrive at a total allocation percent that is applied against all of the related facility expense items. These expense items may include, but are not limited to: rent, leasehold depreciation, maintenance, utilities, real estate taxes, janitorial, service contracts, leased equipment, wide area network expenses, office and printing supplies, telephone costs, and postage. The expenses are reimbursed based on actual expenses incurred or estimated to be incurred on a monthly basis.

(b)    IT Expense. The IT expense allocation percentage is based on the ratio of full time employees (“FTEs”) per Party serviced to total FTEs serviced by the IT Department. The expense items may include, but are not limited to: compensation and benefits for related personnel, maintenance supplies, utilities, real estate taxes, rent, depreciation (FF&E only), janitorial, communications expense, hardware and software service contracts, and wide area network expenses. These expenses are reimbursed monthly based on budgeted numbers. The quarterly true-up of estimated expenses process will also occur regarding these expenses as outlined above.

(c)    Servicing of Loans and Leases. The servicing of loans and leases is reimbursed according to a servicing agreement negotiated between the Bank and the respective Party. Each servicing agreement is negotiated at arms-length, and at renewal, a third party and/or internal analysis for a fair value opinion regarding the terms of the services is provided. The internal analysis, if used, utilizes the same methodology as the third party analysis and is externally comparable.

(d)    Compensation and Benefits. The compensation of officers of the Subsidiaries that provide services to MCFC is reimbursed based on the number of hours spent on MCFC business. Compensation of Subsidiary team members that provide services to other Subsidiaries is generally covered in the respective servicing agreements.

5.    MISCELLANEOUS

(a)    Term. The term of this Agreement will begin on the Effective Date. This Agreement will be reviewed and a one-year extension will be approved, subject to amendment, by the Boards of Directors of MCFC and the Bank on an annual basis.

(b)    Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to expense sharing. No alteration, amendment or modification shall be valid unless made by instrument signed in writing by an authorized officer of each Party.

(c)    Successors and Assigns. This Agreement shall be binding on and inure to the benefit of each Party and its respective successors and assigns, to the extent it is not contrary to the laws of any jurisdiction that governs any of the Parties.

(d)    Third Party Beneficiaries. This Agreement is not intended to benefit any person other than the Parties hereto and each of their respective successors and assigns.

(e)    Governing Law. This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the State of Georgia (without regard to conflict of laws principles under which the laws of another state may apply).

(f)    Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g)    Headings. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not constitute a part hereof.

(h)    Notice. Any notice or other communication required or permitted under this Agreement shall be in writing. Any such notice or communication shall be effective and be deemed to have been given as of the date delivered or mailed, as the case may be.

[Signatures on following page.]

IN WITNESS WHEREOF, the Parties hereto have entered into this Agreement on the date as set forth above.
MidCountry Financial Corp.

By:       /s/ Robert F. Hatcher
Name:  Robert F. Hatcher
Title:  Chief Executive Officer

MidCountry Bank

By:       /s/ Steven W. Meads
Name:  Steven W. Meads                          _
Title:      Chief Executive Officer

Pioneer Financial Services, Inc.

By:       /s/ Thomas H. Holcom
Name:  Thomas H. Holcom
Title:      Chief Executive Officer

Heights Finance Holding Co.

By:       /s/ Timothy L. Stanley
Name:  Timothy L. Stanley
Title:      Chief Executive Officer

MidCountry Holding, LLC

By:        /s/ Robert F. Hatcher
Name:  Robert F. Hatcher                           __
Title:      Manager

Macon Transportation, LLC

By:      /s/ Robert F. Hatcher
Name:  Robert F. Hatcher                          ___
Title:      Manager